EXHIBIT 99.1

News Release
TANGER REPORTS SECOND QUARTER 2014 RESULTS
Adjusted Funds From Operations Per Share Increases 6.8% for Quarter & 8.2% YTD
Same Center Net Operating Income Increases 3.3%
Greensboro, NC, August 5, 2014, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations (“FFO”) available to common shareholders, a widely accepted supplemental measure of REIT performance, increased 8.3% for the three months ended June 30, 2014 to $46.1 million, or 9.3% on a per share basis to $0.47 per share. For the six months ended June 30, 2014, FFO increased 6.4% to $88.9 million, or 5.9% on a per share basis to $0.90 per share. Adjusted funds from operations ("AFFO") per share increased 6.8% to $0.47 per share for the three months ended June 30, 2014, and 8.2% to $0.92 per share for the six months ended June 30, 2014.

"Healthy growth continued through the first half of 2014, with AFFO per share up 6.8% for the second quarter and 8.2% year to date. Our footprint continues to expand, having just opened our newest outlet center in Charlotte, North Carolina, with plans to open an additional new outlet center and four expansions of existing successful centers before the end of 2014," commented Steven B. Tanger, President & Chief Executive Officer. "Strong tenant demand for space provided a tailwind for our business in the first half," he added.

In thousands, except per share amounts:	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
FFO as reported	$46,094	$42,547	$88,937	$83,559
As adjusted for:
Acquisition costs	—	252	7	431
Abandoned pre-development costs	—	—	1,596	—
AFFO adjustments from unconsolidated joint ventures (1)	—	330	—	541
Impact of above adjustments to the allocation of earnings to participating securities	—	(7)	(33)	(11)
Adjusted FFO ("AFFO")	$46,094	$43,122	$90,507	$84,520
Diluted weighted average common shares	98,989	98,859	98,890	98,859
FFO per share	$0.47	$0.43	$0.90	$0.85
AFFO per share	$0.47	$0.44	$0.92	$0.85

(1)	Includes our share of acquisition costs and abandoned pre-development costs from unconsolidated joint ventures.

Net income available to common shareholders for the three months ended June 30, 2014 increased 10.3% to $18.4 million, or $0.20 per share, as compared to $16.7 million, or $0.18 per share, for the three months ended June 30, 2013. For the six months ended June 30, 2014, net income available to common shareholders increased 2.1% to $32.6 million, or $0.35 per share, as compared to $31.9 million, or $0.34 per share for the six months ended June 30, 2013. Net income available to common shareholders for these periods was also impacted by the charges in the table above.

Net income, FFO and AFFO per share are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release.

Second Quarter Highlights

•	Same center net operating income increased 3.3%

•	Year-to-date blended increase in average base rental rates on space renewed and released throughout the consolidated portfolio of 22.9%, up from 22.1% last year

•	Period-end consolidated portfolio occupancy rate of 98.0% at June 30, 2014

•	Same center total tenant sales increased 2.6% to $4.1 billion for the rolling twelve months ended June 30, 2014, compared to $4.0 billion for the rolling twelve months ended June 30, 2013

•	Comparable tenant sales for the consolidated portfolio increased approximately 1% to $386 per square foot for the rolling twelve months ended June 30, 2014

•	Total market capitalization increased 11% to $4.9 billion as of June 30, 2014, compared to $4.4 billion as of June 30, 2013

•	Debt-to-total market capitalization ratio of 28.4% as of June 30, 2014

•	Interest coverage ratio of 3.97 times

North American Portfolio Drives Operating Results
During the first six months of 2014, Tanger executed 320 leases totaling 1,396,000 square feet throughout its consolidated portfolio. Lease renewals accounted for 1,011,000 square feet, which generated a 16.9% increase in average base rental rates and represents 60.8% of the space originally scheduled to expire in 2014. Base rental rate increases on space re-tenanted during the six months ended June 30, 2014 averaged 35.8% and accounted for the remaining 385,000 square feet.

Consolidated portfolio same center net operating income increased 3.3% during the three and six months ended June 30, 2014. For the rolling twelve months ended June 30, 2014, consolidated portfolio comparable tenant sales increased approximately 1% to $386 per square foot, while same center total tenant sales throughout Tanger's consolidated portfolio increased 2.6% for the same period. Because same center total tenant sales captures sales for tenants immediately upon their opening, the company believes it better reflects Tanger's continued efforts to improve the overall tenant mix and cash flow throughout its outlet center properties.

Investment Activities Provide Potential Future Growth
The company and its 50/50 joint venture partner opened an approximately 400,000 square foot outlet center in Charlotte, North Carolina on July 31, 2014, just in time for the back to school shopping season. By the end of 2014, Tanger expects to complete five of the seven projects currently under construction. Tanger and its 50/50 Canadian co-owner expect to complete and open two development projects in time for the 2014 holiday shopping season. The company's first ground up development in Canada, Tanger Outlets Ottawa, will include 316,000 square feet when complete. In addition, Tanger Outlets Cookstown is currently undergoing a major expansion and renovation project that will expand the 155,000 square foot property to approximately 310,000 square feet when complete, while creating an updated exterior for the existing space consistent with that of the expansion.
Tanger intends to expand Tanger Outlets Westgate in Glendale, Arizona by approximately 65,000 square feet, Tanger Outlets Branson by approximately 25,000 square feet, and Tanger Outlets Park City by approximately 21,000 square feet. Each of these expansions is currently expected to open in time for the 2014 holiday season.
The company intends to complete the two other projects currently under construction, Tanger Outlets Savannah and Tanger Outlets at Foxwoods, in the first half of 2015. Other previously announced projects with planned 2015 openings include new developments in Columbus, Ohio and Grand Rapids, Michigan. The company's most recently announced pre-development site is in the Hartford market in Cheshire, Connecticut.

Balance Sheet Summary
As of June 30, 2014, Tanger had a total market capitalization of approximately $4.9 billion including $1.4 billion of debt outstanding, equating to a 28.4% debt-to-total market capitalization ratio. The company had $91.2 million outstanding on its $520.0 million in available unsecured lines of credit. For the three months ended June 30, 2014, Tanger maintained an interest coverage ratio of 3.97 times.

Tanger Expects Solid FFO Per Share In 2014
Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, management has maintained the mid-point of its guidance range, and currently believes its net income available to common shareholders, funds from operations, and adjusted funds from operations for 2014 will be as follows:

For the year ended December 31, 2014:
	Low Range	High Range
Estimated diluted net income per share	$0.78	$0.82
Noncontrolling interest, depreciation and amortization
of real estate assets including
noncontrolling interest share and our share
of joint ventures	1.14	1.14
Estimated diluted FFO per share	$1.92	$1.96
AFFO adjustments	0.02	0.02
Estimated diluted AFFO per share	$1.94	$1.98

The company's earnings estimates reflect a projected increase in same-center net operating income of approximately 3% and average general and administrative expense of approximately $10.5 million to $11.0 million per quarter.  The company's estimates do not include the impact of any additional rent termination fees, any potential refinancing transactions, the sale of any out parcels of land, or the sale or acquisition of any properties.

Second Quarter Conference Call

Tanger will host a conference call to discuss its second quarter results for analysts, investors and other interested parties on Wednesday, August 6, 2014, at 10 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 34699250 to be connected to the Tanger Factory Outlet Centers Second Quarter 2014 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investor Relations link at www.tangeroutlet.com. A telephone replay of the call will be available from August 6, 2014 at 1:00 p.m. through 11:59 p.m., August 15, 2014 by dialing 1-855-859-2056, conference ID # 34699250. An online archive of the broadcast will also be available through August 15, 2014.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 45 upscale outlet shopping centers in 26 states coast to coast and in Canada, totaling approximately 13.7 million square feet leased to over 2,900 stores operated by more than 450 different brand name companies. More than 180 million shoppers visit Tanger Factory Outlet Centers, Inc. annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended June 30, 2014. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income, FFO and AFFO per share, same center net operating income and general and administrative expenses, plans for new developments and expansions, the expected timing of the commencement of construction and the openings of the current and new developments, the renewal and re-tenanting of space, tenant sales and sales trends, as well as other statements regarding plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether projects in our pipeline convert into successful developments, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
REVENUES
Base rentals (a)	$68,160	$61,046	$135,136	$120,290
Percentage rentals	1,915	1,855	3,998	3,872
Expense reimbursements	29,452	25,824	60,994	51,130
Other income	2,749	2,290	4,990	4,412
Total revenues	102,276	91,015	205,118	179,704
EXPENSES
Property operating	33,629	28,821	69,656	56,956
General and administrative	10,761	9,914	21,483	19,486
Abandoned pre-development costs (b)	—	—	1,596	—
Acquisition costs (c)	—	252	7	431
Depreciation and amortization	25,197	22,172	51,260	44,460
Total expenses	69,587	61,159	144,002	121,333
Operating income	32,689	29,856	61,116	58,371
Interest expense	(14,582)	(12,583)	(29,502)	(25,459)
Income before equity in earnings of unconsolidated joint ventures	18,107	17,273	31,614	32,912
Equity in earnings of unconsolidated joint ventures	1,788	503	3,721	1,093
Net income	19,895	17,776	35,335	34,005
Noncontrolling interests in Operating Partnership	(1,028)	(859)	(1,831)	(1,648)
Noncontrolling interests in other consolidated partnerships	(17)	(29)	(38)	(30)
Net income attributable to Tanger Factory Outlet Centers, Inc.	18,850	16,888	33,466	32,327
Allocation of earnings to participating securities	(481)	(231)	(910)	(425)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$18,369	$16,657	$32,556	$31,902

Basic earnings per common share:
Net income	$0.20	$0.18	$0.35	$0.34

Diluted earnings per common share:
Net income	$0.20	$0.18	$0.35	$0.34

a.	Includes straight-line rent and market rent adjustments of $791 and $1,324 for the three months ended and $2,075 and $2,553 for the six months ended June 30, 2014 and 2013, respectively.

b.	Represents costs related to pre-development projects no longer considered probable.

c.	Represents potential acquisition related expenses incurred for the three and six months ended June 30, 2013.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Rental property
Land	$230,415	$230,415
Buildings, improvements and fixtures	2,029,321	2,009,971
Construction in progress	37,553	9,433
	2,297,289	2,249,819
Accumulated depreciation	(691,339)	(654,631)
Total rental property, net	1,605,950	1,595,188
Cash and cash equivalents	13,240	15,241
Investments in unconsolidated joint ventures	210,131	140,214
Deferred lease costs and other intangibles, net	151,738	163,581
Deferred debt origination costs, net	9,652	10,818
Prepaids and other assets	77,905	81,414
Total assets	$2,068,616	$2,006,456

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $5,433 and $5,752, respectively)	$794,567	$794,248
Unsecured term loans (net of discount of $320 and $396, respectively)	267,180	267,104
Mortgages payable (including premium of $3,418 and $3,799, respectively)	248,336	250,497
Unsecured lines of credit	91,200	16,200
Total debt	1,401,283	1,328,049
Construction trade payables	15,352	9,776
Accounts payable and accrued expenses	39,411	49,686
Deferred financing obligation	28,388	28,388
Other liabilities	30,024	32,962
Total liabilities	1,514,458	1,448,861
Commitments and contingencies	—	—
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 95,881,645 and 94,505,685 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	959	945
Paid in capital	797,286	788,984
Accumulated distributions in excess of net income	(276,224)	(265,242)
Accumulated other comprehensive income	(3,265)	(2,428)
Equity attributable to Tanger Factory Outlet Centers, Inc.	518,756	522,259
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership	27,602	28,432
Noncontrolling interests in other consolidated partnerships	7,800	6,904
Total equity	554,158	557,595
Total liabilities and equity	$2,068,616	$2,006,456

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
FUNDS FROM OPERATIONS (a)
Net income	$19,895	$17,776	$35,335	$34,005
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	24,782	21,867	50,484	43,910
Depreciation and amortization of real estate assets - unconsolidated joint ventures	2,403	3,431	5,008	6,604
Funds from operations (FFO)	47,080	43,074	90,827	84,519
FFO attributable to noncontrolling interests in other consolidated partnerships	(37)	(66)	(77)	(73)
Allocation of earnings to participating securities	(949)	(461)	(1,813)	(887)
Funds from operations available to common shareholders	$46,094	$42,547	$88,937	$83,559
Funds from operations available to common shareholders per share - diluted	$0.47	$0.43	$0.90	$0.85

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	93,800	93,331	93,690	93,232
Effect of notional units (b)	—	784	—	777
Effect of outstanding options and restricted common shares	74	92	72	99
Diluted weighted average common shares (for earnings per share computations)	93,874	94,207	93,762	94,108
Exchangeable operating partnership units (c)	5,116	4,748	5,128	4,751
Diluted weighted average common shares (for funds from operations per share computations)	98,990	98,955	98,890	98,859

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	11,544	10,785	11,544	10,785
Partially owned - unconsolidated	1,721	2,126	1,721	2,126

Outlet centers in operation at end of period -
Consolidated	37	36	37	36
Partially owned - unconsolidated	7	7	7	7

States operated in at end of period (d)	24	24	24	24
Occupancy at end of period (d)	98.0%	98.3%	98.0%	98.3%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
Notional units granted in 2010 were converted into 933,769 restricted common shares in January 2014 which vest on December 31, 2014. The restricted common shares will be considered participating securities through the vesting date.

c.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

d.	Excludes the centers in which we have ownership interests in but are held in unconsolidated joint ventures.